UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2009

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 31, 2009, Optical Cable Corporation (“OCC”) acquired all of the capital stock of Applied Optical Systems, Inc. (“AOS”), and as a result, AOS is a wholly owned subsidiary of OCC.

AOS is currently a defendant in a civil suit pending in the U.S. District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2:06-cv-473. The suit, filed November 14, 2006, claims that specific multi-channel tactical fiber optic connector assemblies that AOS manufactures and sells, directly or indirectly, primarily to the United States Government, infringe certain of the plaintiff’s patent rights. The suit seeks monetary damages as well as a permanent injunction enjoining AOS from making sales of the accused products.

AOS has at all times denied, and continues to deny, that the accused products infringe the plaintiff’s patent. AOS also is pursing counterclaims asserting antitrust violations under the Sherman Act, unfair competition, patent misuse, fraud, and negligent misrepresentation based upon plaintiff’s conduct.

The Court, on motion of the plaintiff, entered a preliminary injunction enjoining AOS from making sales of the accused products. However, the preliminary injunction specifically excludes products sold to the U.S. Government or sold for ultimate delivery to the U.S. Government.

Separately, AOS filed an application with the U.S. Patent and Trademark Office (USPTO), seeking reexamination of the patent holder’s/plaintiff’s patent at issue in the suit, which was granted. The USPTO rejected as invalid all relevant claims and the patent holder/plaintiff submitted claim amendments. On March 31, 2009, the USPTO issued a reexamination certificate that approved substantive amendments to the claims at issue. On April 7, 2009, the plaintiff filed an amended complaint in the lawsuit to assert patent infringement claims under its reexamined patent.

On April 3, 2009, AOS filed a motion for summary judgment on the ground that issuance of the reexamination certificate with substantive amendments to the claims at issue conclusively establishes that the original claims were invalid and eliminates any potential liability for alleged acts of infringement occurring before March 31, 2009. This motion was referred to the United States Magistrate Judge, who on October 26, 2009 issued a Report and Recommendation recommending that this Motion be granted such that AOS cannot be liable for infringement for any sales that were completed (i.e., the product had been delivered to the customer) prior to March 31, 2009. At a Pretrial Hearing on October 27, 2009 the United States District Judge indicated he would accept this recommendation. The United States District Court also granted a Motion in Limine filed by AOS, excluding any evidence of sales completed prior to March 31, 2009. As a result of these rulings, AOS believes the damages that can be claimed by the plaintiff for patent infringement appear to be less than $150,000 (so long as the Court does not reconsider or modify these rulings), although a finding of infringement could still result in entry of a permanent injunction which would preclude AOS from selling the infringing products.

AOS has also asserted that the patent at issue is invalid on the grounds (among others) that it was obtained through inequitable conduct. The Court has denied cross-motions for summary judgment on this issue, so it remains pending. The counterclaims asserted by AOS have survived motions for summary judgment and also remain pending.

Jury selection was completed on October 30, 2009. Trial is scheduled to begin November 16, 2009. Based on the available information, AOS believes it has substantial, valid defenses of non-infringement and patent invalidity. As the case is currently postured, an adverse ruling ordering AOS to pay damages for infringement would not be expected to have a material adverse effect on AOS’s operations. However, if the patent holder were to succeed in obtaining permanent injunctive relief, AOS’s inability to sell the accused products would likely adversely impact AOS’s future prospects and such impact could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: November 6, 2009

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